NEWS RELEASE

CVF Technologies Corporation Announces Stock Repurchase Program

WILLIAMSVILLE, New York, December 30, 2005--CVF Technologies Corporation (OTCBB: CNVT) today announced that its Board of Directors has approved a $500,000 stock buyback program. The program allows CVF to make up to $500,000 of stock repurchases in open market or private transactions, in accordance with applicable SEC rules. The timing and amount of the repurchases will be determined by CVF’s management based on their evaluation of market conditions, share price and other factors. The stock repurchase program may be suspended or discontinued at any time. As of October 28, 2005, CVF had 13,820,396 shares of common stock outstanding.

Important factors in the decision to adopt the stock buyback program were the belief that, at recent market prices, the Company’s shares represent an attractive investment and good use of CVF’s available funds and the confidence that, even after setting aside funds for the stock buyback program, the Company will still have sufficient cash resources to fund its remaining portfolio companies.

The company is under no obligation to repurchase any shares under the stock buyback program and the timing, actual number and value of the shares that may be repurchased under this program will depend on a number of factors, including the company’s future financial performance; the company’s available cash resources and competing uses for the cash that may arise in the future; prevailing market prices of the company’s common stock; and the number of shares that become available for sale at prices that the company believes are attractive. For these reasons, as well as others, there can be no assurance that the Board of Directors will not subsequently decide to suspend purchases of shares under the stock buyback program or terminate the program altogether.

CVF Technologies Corporation is headquartered in Williamsville, New York. CVF is a technology development company, whose principal business is sourcing, funding and managing emerging pre-public technology companies with significant market potential.

Certain statements made in this press release which are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements involve risks and uncertainties, which may cause actual results or achievements to be materially different from any future results and achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, product demand and market acceptance risks for the products and technologies of CVF’s subsidiary companies and investees; the impact of competitive products, technologies and pricing; delays or difficulties in developing, producing, testing and selling new products and technologies; the ability of the company’s subsidiaries and investees to obtain necessary financing for their operations and to consummate initial public offerings of their stock; the effect of the company’s accounting policies; the effect of currency exchange risks and other risks detailed in the company’s Annual Report on Form 10-KSB and any subsequent SEC filings.

For more information please contact: http://www.cvfcorp.com

CVF Technologies Corporation Robert L. Miller Chief Financial Officer (716) 565-4711	CVF Technologies Corporation Jeffrey Dreben President & CEO (716) 565-4711